SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                            SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by Registrant [X]
Filed by a Party other than the Registrant [ ]
Check the appropriate box:
[X]  Preliminary Proxy Statement
[ ] Confidential, for use of the Commission Only (as permitted by Rule 14a-b(e)(2)) [ ] Definitive Proxy Statement [ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to ss. 240.14a-11(c) or ss. 240.14a-12

                             LaserSight Incorporated
                (Name of Registrant as Specified In Its Charter)

     (Name of Person(s) Filing Proxy Statement if other than the Registrant) Payment of Filing Fee (Check the appropriate box):
[X]  No fee required.

[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

      1)  Title of each class of securities to which transaction applies:


      2)  Aggregate number of securities to which transaction applies:

      3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined)

      4)  Proposed maximum aggregate value of transaction:
      5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

      1)  Amount Previously Paid:
 ...............................................................................
      2)  Form, Schedule or Registration Statement No.:
 ...............................................................................
      3)  Filing Party:
 ...............................................................................
      4)  Date Filed:

                             LASERSIGHT INCORPORATED
                               12161 Lackland Road
                            St. Louis, Missouri 63146

                                     -------
                    NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                          TO BE HELD DECEMBER 10, 1997
                                     -------

To the Stockholders:

      NOTICE IS HEREBY GIVEN that a Special Meeting of Stockholders (the "Special Meeting") of LaserSight Incorporated (the "Company") will be held at the Sheraton Plaza Hotel, 900 West Port Plaza, St. Louis, Missouri 63146, on December 10, 1997 at 10:00 a.m. local time, solely for the following purposes:

      1. To vote on a proposal to approve and reserve for issuance shares of the Company's Common Stock issuable upon the conversion of shares of the Company's Series B Convertible Participating Preferred Stock, $.001 par value (the "Series B Preferred Stock"), issued in an August 1997 private placement, as dividends and other payments relating to such Series B Preferred Stock and in respect of related investor and placement agent warrants. Such approval will remove the limitation on the number of shares of Common Stock issuable upon conversion currently required in order for the Company to be in compliance with Rule 4460(i)(1)(D) of the Nasdaq Stock Market Inc.

      2. To vote on a proposal to approve an amendment to the Corporation's Certificate of Incorporation to increase the number of authorized shares of Common Stock from 20 million to 40 million.

      3. To vote on a proposal to approve an adjournment of the special meeting to another date or place for the purpose of soliciting additional proxies in the event that there are not sufficient votes at the time of the Special Meeting to approve the 1997 Private Placement Issuances or the Charter Amendment.

      The Board of Directors has fixed the close of business on October 17, 1997 as the record date for the determination of the stockholders entitled to notice of, and to vote at, the Special Meeting or any adjournment or postponement thereof.

      The enclosed proxy is solicited by the Board of Directors of the Company, which unanimously recommends that stockholders vote FOR all proposals. Please refer to the attached Proxy Statement, which forms a part of this Notice and is incorporated herein by reference, for further information with respect to the business to be transacted at the Special Meeting.

      Whether or not you plan to attend the Special Meeting in person, it is important that you sign, date and return promptly the enclosed proxy in the envelope provided to assure that your shares are represented at the Special Meeting. If you subsequently decide to attend the Special Meeting and wish to vote your shares in person, you may do so. Your prompt attention will be much appreciated.

                                      By Order of the Board of Directors

                                            Gregory L. Wilson
                                                  Secretary
St. Louis, Missouri
November __, 1997

     THE ENCLOSED PROXY, WHICH IS BEING SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY, CAN BE RETURNED IN THE ENCLOSED ENVELOPE, WHICH
              REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.

                             LASERSIGHT INCORPORATED

                                    --------
                                 PROXY STATEMENT
                                    --------

                                  INTRODUCTION

General

     The enclosed proxy is solicited by and on behalf of the Board of Directors of LaserSight Incorporated, a Delaware corporation (the "Company"), in connection with the Special Meeting of Stockholders of the Company (the "Special Meeting") to be held at 10:00 a.m. local time at the Sheraton Plaza Hotel, 900 West Port Plaza, St. Louis, Missouri 63146, on December 10, 1997, and any adjournment or postponement thereof. At the Special Meeting, stockholders will be asked to consider and vote on the following proposals:

         1. to approve and reserve for issuance shares of the Company's Common Stock, $.001 par value ("Common Stock") issuable upon the conversion of shares of the Company's Series B Convertible Participating Preferred Stock, $.001 par value (the "Series B Preferred Stock") issued in an August 1997 private placement, as dividends, if any, and payments thereon and in respect of related investor and placement agent warrants (such issuances of Common Stock are collectively referred to as the "1997 Private Placement Issuances"),

         2. to amend the Certificate of Incorporation to increase the authorized number of shares of Common Stock from 20,000,000 to 40,000,000 (the "Charter Amendment"), and

         3. to approve an adjournment of the special meeting to another date or place for the purpose of soliciting additional proxies in the event that there are not sufficient votes at the time of the Special Meeting to approve the 1997 Private Placement Issuances or the Charter Amendment (the "Adjournment Proposal").

     Only stockholders of record of shares of Common Stock at the close of business on October 17, 1997, the record date for the Special Meeting fixed by the Board of Directors, are entitled to vote at the Special Meeting. On that date, there were outstanding and entitled to vote at the Special Meeting 9,984,672 shares of Common Stock, each of which is entitled to one vote at the Special Meeting. Holders of the Series B Preferred Stock are not entitled to notice of, or to vote at, the Special Meeting. It is expected that this Proxy Statement and accompanying proxy card will first be mailed to stockholders on or about November __, 1997.

     The cost of soliciting proxies will be paid by the Company. Proxies may be solicited by directors, officers and employees of the Company in person or by mail, telephone or facsimile transmission, but such persons will not be specially compensated for such services. Kissel-Blake Inc., 110 Wall Street, New York, NY 10005, (telephone: (212) 344-6733), has been retained to assist in soliciting proxies by mail, telephone, facsimile or personal solicitation for a fee of approximately $6,000, plus expenses.

     The Company's executive offices are located at 12161 Lackland Road, St. Louis, Missouri, 63146, telephone (314) 469-3220. References herein to the "Company" refer to LaserSight Incorporated and its subsidiaries, unless the context otherwise requires.

Voting and Revocation of Proxies

     All shares represented by the accompanying proxy, if the proxy is properly executed, returned and not revoked, will be voted as specified by the stockholder. If no contrary instructions are given, such shares will be voted FOR approval of the 1997 Private Placement Issuances, FOR approval of the Charter Amendment and FOR approval of the Adjournment Proposal. As of the date of this Proxy Statement, the Board of Directors does not know of any other matter which will be brought before the Special Meeting. Under the Company's bylaws, the only business that may be conducted at a special meeting of stockholders is that which is set forth in the related notice of meeting. Although not expected, if any other matter properly comes before the Special Meeting, or any adjournment or postponement thereof, which may properly be acted upon, the proxies solicited hereby will be voted on such matter in accordance with the discretion of the proxy holders named therein unless otherwise indicated.

     Any stockholder has the power to revoke his or her proxy at any time before it has been voted by filing with the Corporate Secretary of the Company an instrument revoking it, by submitting a substitute proxy bearing a later date or by voting in person at the Special Meeting.

     A majority of the outstanding shares of the Company's Common Stock, represented in person or by proxy, will constitute a quorum at the Special Meeting. Shares represented by proxies that reflect abstentions or "broker non-votes" will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum. Proxies that reflect abstentions as to a particular proposal will be treated as voted for purposes of determining the approval of that proposal and will have the same effect as a vote against that proposal.

     The affirmative vote of the holders of a majority of the shares of Common Stock cast at the Special Meeting is required to authorize and approve the 1997 Private Placement Issuances and the Adjournment Proposal. Proxies that reflect broker non-votes will be treated as unvoted for purposes of determining approval and will not be counted as votes for or against Proposal No. 1 or Proposal No. 3.

     Because the Charter Amendment requires the approval of the majority of the shares of Common Stock outstanding, a broker non-vote will be counted as a vote against Proposal No. 2.


                                 PROPOSAL NO. 1:
                  APPROVAL OF 1997 PRIVATE PLACEMENT ISSUANCES

General

     On August 29, 1997, the Company received aggregate net proceeds of approximately $15.0 million (after cash fees to the placement agent and estimated transaction expenses) from the issuance of shares of Series B Preferred Stock and agreed to issue to the investors and the placement agent certain warrants to purchase an aggregate of 790,000 shares of Common Stock are (the "Series B Warrants"). The proceeds were used to purchase various patents from International Business Machines Corporation ("IBM") relating to the use of ultraviolet light for laser vision correction as well as all non-ophthalmic applications (the "IBM Patents"). These patents represent fundamental claims in 13 countries including the United States. See Appendix I for additional information regarding the IBM Patents.

     Such transactions are referred to herein as the "1997 Private Placement," and the related securities issuances (including shares of Common Stock issuable upon the conversion of shares of Series B Preferred Stock or as payments in respect of shares of Series B Preferred Stock, and upon exercise and conversion of the Series B Warrants) are referred to as the "1997 Private Placement Issuances." All of the securities sold in the 1997 Private Placement were sold in a private placement solely to accredited investors.

     Approval of the 1997 Private Placement Issuances is sought in order to satisfy the stockholder approval requirements contained in the Company's listing agreement with the Nasdaq National Market in the event that the 1997 Private Placement Issuances require that more than approximately 1,995,532 shares of Common Stock (slightly less than 20.0% of the shares of Common Stock outstanding on the date of the 1997 Private Placement) be issued in connection therewith. Under the Nasdaq's rules, this calculation is based solely on the shares outstanding and does not consider the effect of any other common stock equivalents that may be outstanding. Specifically, such outstanding stock amount excludes all shares issuable in respect of outstanding options and warrants. See "--Introduction," "--Nasdaq Listing Obligation" and "Description of Capital Stock."

     On October 28, 1997, the Company used proceeds from the exclusive license in the vascular and cardiovascular fields of the patents acquired to redeem $3,050,000 of the face amount of the Series B Preferred Stock. The Company is continuing to negotiate with industry sources regarding royalty payments and in one case a lump sum royalty payment that was in discussion at the time of the transaction. However, there can be no assurances as to how many, if any, additional shares of the Series B Preferred Stock will be redeemed prior to January 26, 1998.
The Company has not entered into any other material license agreements to date.

Introduction

     The exact number of shares of Common Stock issuable upon full consummation of the 1997 Private Placement Issuances cannot currently be estimated because the Series B Preferred Stock is subject to adjustment mechanisms which cause the number of shares of Common Stock issuable to be dependent on future events, principally consisting of the future trading prices of the Common Stock in the marketplace and the conversion decisions of holders of Series B Preferred Stock. The number of shares of Common Stock issuable upon full consummation of the 1997 Private Placement Issuances will, generally, vary inversely with the market price of the Common Stock. Under the terms of the Series B Preferred Stock, holders generally are not required to convert such shares prior to the third anniversary of the original date of issuance. Depending on the market price of the Common Stock during such period, and the conversion formulas applicable to the Series B Preferred Stock at the time of conversion, such conversions could require the issuance of more than approximately 1,995,532 shares of Common Stock.

      The number of shares of Common Stock issuable upon conversion of shares of Series B Preferred Stock (the "Conversion Shares") will equal the liquidation preference of the shares being converted divided by the then-effective conversion price applicable to the Common Stock (the "Conversion Price"). The Conversion Price as of any date following the date of issuance shall be the lesser of (i) $6.68 per share or (ii) the "Variable Conversion Price," defined as the average of the three (3) lowest Closing Bid Prices per share of Common Stock during the Lookback Period (as herein defined) (subject to equitable adjustment for any stock splits, stock dividends, reclassifications or similar events during the Lookback Period), subject to adjustment as provided herein. For purposes hereof, the "Lookback Period" shall mean the period of 20 consecutive trading days ending on the trading day immediately preceding the Conversion Date; provided, however, that in the event the average Closing Bid Price of the Common Stock during the period of five consecutive trading days ending on the date 180 days after August 29, 1997 is less than $5.1375 per share, the Lookback Period shall be the period of 30 consecutive trading days ending on the trading day immediately preceding the Conversion Date. As of November 3, 1997 the Variable Conversion Price was $4.2083 per share whether a 20 day or a 30 day Lookback Period was applied. The terms of the Series B Preferred Stock do not provide for any limit on the number of shares of Common Stock which the Company may be required to issue in respect thereof.

     The Company's listing agreement with the Nasdaq National Market requires stockholder approval in the event that the 1997 Private Placement Issuances require more than approximately 1,995,532 shares of Common Stock be issued in connection therewith (slightly less than 20.0% of the shares of Common Stock outstanding on the date of the 1997 Private Placement). Such outstanding share amount excludes all Common Stock equivalents outstanding as of such date, including shares issuable in respect of outstanding options and warrants.

     In addition, should the Company fail to meet all its obligations subsequent to August 29, 1997, including meeting certain deadlines in conversion or registration of the securities, the investors have the option of receiving additional shares of Series B Preferred Stock as additional payments. Such shares would increase the otherwise required number of shares of Common Stock upon conversion.

     If the stockholder approval sought hereby to satisfy the Nasdaq requirement is not obtained, the Company will be prohibited under the terms of its listing agreement with Nasdaq from issuing more than approximately 1,995,532 shares of Common Stock in connection with the 1997 Private Placement Issuances. In such event, the Company would have to satisfy further obligations with cash. One such obligation would be to return an estimated $10,938,000 to the holders of the Series B Preferred Stock (including a premium of 25%, or approximately $2,188,000), assuming a Variable Conversion Price of $4.2083 per share and a market price of the common stock of $4.375 per share (based on market data on the Nasdaq National Market as of November 3, 1997) and completion of the redemption by January 2, 1998. The Company has not established a reserve of cash and marketable securities to satisfy this obligation, and there can be no assurance that the Company will have available the cash resources to satisfy future obligations which might arise, or that such payments would not have a material adverse effect on the Company's financial position or ability to execute its growth plan. See "--Consequences if Stockholder Approval Not Obtained" and "--Use of Proceeds."

     Of the $16.0 million in gross proceeds from the 1997 Private Placement, $14.9 million was paid to IBM to finance the purchase of the IBM Patents, $800,000 was paid to the Company's Placement Agent, and the balance for legal, accounting, and other expenses relating to the transaction. See "--Use of Proceeds."

Possible Disadvantages of Approving the Proposal

     As noted above, the exact number of shares issuable upon full consummation of the 1997 Private Placement Issuances cannot currently be estimated. Depending on the ultimate financial results achieved by the Company pursuant to its licensing of the patents acquired, the current holders of Common Stock may be diluted by the 1997 Private Placement Issuances and may be substantially diluted depending on the future market price of the Common Stock. If, however, the market price of the Common Stock increases significantly prior to the date any of the Series B Preferred Stock is converted, the current holders of Common

Stock would benefit relative to a placement at market prices which prevailed on August 29. The last reported sales price of the Common Stock on the Nasdaq National Market on such date was $5.00 per share. The holders of the Series B Preferred Stock have also been given certain other rights, preferences and privileges. The indeterminate nature of the Company's obligations under the Series B Preferred Stock, along with such other rights, preferences and privileges, may, among other things, have the effect of delaying, deferring or preventing a change in control of the Company, discouraging tender offers for the Company and inhibiting certain equity issuances until substantially all such shares are converted or redeemed.

     Generally, the number of shares of Common Stock issuable upon full consummation of the 1997 Private Placement Issuances will vary inversely with the market price of the Common Stock. Under the terms of the Series B Preferred Stock, holders generally are not required to convert such shares prior to the third anniversary of the original date of issuance. The current holders of Common Stock will be diluted in their percent of ownership of the Company by the 1997 Private Placement Issuances and may be substantially diluted depending on the market price of the Common Stock during such period, and the conversion formulas applicable to the Series B Preferred Stock at the time of conversion. The dilution of earnings per share will be determined by both the increase in the number of shares and earnings associated with the patents acquired. If, however, the market price of the Common Stock were to increase significantly prior to the date any of the Series B Preferred Stock is converted, the current holders of Common Stock would benefit relative to a placement at market prices prevailing on August 29, 1997.

     On November 3, 1997, the average of the lowest three-day closing bid price in 20 trading days of the Common Stock on the Nasdaq National Market was $4.2083 per share. If such Variable Conversion Price were used to determine the number of shares of Common Stock issuable as of the first date on which the Series B Preferred Stock may be converted, the Company would issue a total of approximately 3,077,227 shares of Common Stock if all such shares were converted at such time, after reflecting the Company's redemption on October 28, 1997, of $3,050,000 of the face amount of the Series B Preferred Stock. To the extent the Variable Conversion Price of the Common Stock is higher than $4.2083 as of any date on which shares of Series B Preferred Stock are converted, the Company would issue fewer shares of Common Stock than described above. Conversely, to the extent the Variable Conversion Price of the Common Stock is lower than $4.2083 on any such date, the Company would issue more shares of Common Stock. The information presented above is not intended to constitute a prediction as to the future Variable Conversion Price of the Common Stock or as to when holders will elect to convert shares of Series B Preferred Stock into shares of Common Stock. The Board considered these disadvantages, and concluded that they are outweighed by the advantages discussed in the following section. See "--Effects of 1997 Private Placement Issuances on Holders of Common Stock."


The Board's Evaluation of the IBM Purchase and Its Financing

     As indicated in the Company's prior reports, the Board of Directors has recognized for some time that the acquisition of the IBM Patents contemplated for 1997 would require additional capital. See "Appendix I -IBM Patents Acquired." The Board of Directors discussed the acquisition at a February 7, 1997 board meeting and authorized the execution of the agreement between International Business Machines Corporation and LaserSight Incorporated, as amended (the "IBM Patent Agreement"). The factors considered by the Board in connection with its February 7 meeting included:

     .   The proposed agreement was the result of extensive negotiations.

     . Between Mr. Michael R. Farris, the Company's CEO and Mr. Emmett J. Murtha, Director of Business Development, Office of the Vice President of Intellectual Property and Licensing - Corporate, of IBM, that commenced in June 1996. Such negotiations had included the exploration of alternative transaction structures such as licensing the patents, forming a joint venture, seller financing, and ultimately a cash purchase by the Company.

     .   Certain  existing   licenses  were  not  ultimately   included  in  the
         transaction based on the fact that the Company placed a lower value on them than IBM's requested price.

     . The price of $14.9 million was the result of negotiations between the parties.

     . Royalties were forecast with a financial model developed by the Company with the help of an outside consultant and industry sources. The Company did not request any fairness opinion for the Board.

     .   There were prospects for lump sum payments for some of the patents.

     . The proposed agreement did not require the Company to consummate its acquisition of the patents and certain related licenses until July 1, 1997, thereby giving the Company some time to explore financing alternatives.

     . The proposed agreement provided that in the event the Company were to fail to satisfy its obligation to acquire the patents by July 1, IBM's sole remedy was expressly limited to the payment of $1 million, and such payment could be made either in the form of cash or Company stock.

     . The possible enhancement of the value of the Company's LaserSight Technologies subsidiary which could facilitate the Company's pursuit of the strategic alternatives that it had announced in its press release of October 1996.

     In addition, at two board meetings in August 1997, the Board of Directors discussed the potential 1997 Private Placement Issuances and authorized a private placement of the Series B Preferred Stock. The Board considered the benefits and risks of raising equity based on future market prices relative to available alternatives and concluded that the 1997 Private Placement Issuance' were in the best interest of the Company and its stockholders. Factors considered by the Board included:

     .   The patents related to ultra-violet laser ablation of any human tissue,
         not  just  the  Company's  use  of  such  laser   ablation  for  vision
         correction, and there is a wide range of such uses.

     . There would be an enhancement of the Company's strategic position in use of the technology for vision applications and the fact that certain other companies in the industry (but not including VISX, Incorporated, Summit Technology, Inc. and Autonomous Technologies Corporation) lacked a license to use the patents.

     . The Company had preliminary discussions with alternate sources of financing, including other Companies in the same industry, but the Company received only one other proposal that would have aggregated financing in the amount of $16 million. Management concluded that such other proposal was unlikely to be concluded in a timely manner and was unlikely to result in terms that were more favorable to the Company.

     . If the Company was unable to consummate the transaction, it would have been required to pay IBM cash or stock with an aggregate value of $1 million.

     . Although IBM had been willing to extend the original deadline for closing from July 1, 1997 to August 1, 1997 and then to September 1, 1997, it appeared unlikely that IBM would grant any further extensions.

     . This financing could impair the Company's ability to raise additional equity in the public or private markets.

     . There was a potential for unlimited dilution of the Company's existing stockholders by the indeterminate number of shares which were issuable. However, an important factor was the ability of the Company to redeem up to 70% of the face amount of the Series B Preferred Stock on or before November 27, 1997 and up to 40% of the face amount of the Series B Preferred Stock on or before January 26, 1998.

     . The Company had prospects to enter into licensing arrangements providing for lump sum licensing fees in an amount sufficient to finance some portion of such redemption. Although there had been preliminary discussions and indications of interest (one such indication of interest eventually developed into an exclusive license of cardiovascular and vascular rights to another health care company for $4 million as announced on September 23, 1997, and lead to the redemption of 19% of the face value of the Series B Preferred Stock), no definitive licensing arrangements had been entered into.

     . Certain events could result in the Series B Preferred being redeemable at the Holders' option, including without limitation the failure of the Company's stockholders to approve the transaction within 120 days of Closing or any failure of the Company's stockholders to approve amendments to the Company's certificate of incorporation that may be needed from time to time to maintain a number of shares for issuance upon conversion of the Series B Preferred equal to at least 175% of the number of Conversion Shares then issuable.

Summary of Transaction Terms

     Set forth below is a summary of the material terms of the 1997 Private Placement. The detailed provisions are provided in the transaction documents. The Certificate of Designations, Preferences and Rights of Series B Convertible Participating Preferred Stock was filed as an exhibit to the Company's Form 8-A, filed with the SEC on September 29, 1997. Copies of other transaction documents, including the Securities Purchase Agreement, the Warrant Agreement, and the Registration Rights Agreement are available from the Secretary of the Company upon request.

     Series B Preferred Stock Placement. Pursuant to the terms of the several Series B Preferred Stock Investment Agreements, each dated as of August 29, 1997 (collectively, the "Series B Preferred Stock Investment Agreement"), the Company issued and sold in a private placement to certain accredited investors for
$10,000.00 per share an aggregate of 1,600 restricted shares of a newly-established series of preferred stock, designated as Series B Convertible Participating Preferred Stock, resulting in gross proceeds to the Company of $16.0 million in the aggregate.

     Each share of Series B Preferred Stock is entitled to participate in any dividends received by the Common Stock while they remain outstanding, when and as declared by the Company's Board of Directors. However, the Company does not currently anticipate paying dividends for the foreseeable future. Any dividend payable after the date of issuance of the Series B Preferred Stock shall be paid in cash concurrently with the dividend or distribution to the holders of Common Stock. Each share of Series B Preferred Stock is also entitled to a liquidation preference of $10,000.00 per share, plus any accrued but unpaid dividends, in preference to any other class or series of capital stock of the Company. Except as otherwise provided by applicable law, holders of shares of Series B Preferred Stock have no voting rights.

     Commencing on any date after August 29, 1997, the number of shares of Series B Preferred Stock held of record by each holder on such day shall become convertible into shares of Common Stock. The number of shares of Common Stock issuable upon conversion of shares of Series B Preferred Stock will equal the liquidation preference of the shares being converted divided by the then-effective conversion price applicable to the Common Stock (the "Conversion Price"). The Conversion Price as of any date following the date of issuance shall be the lesser of (i) $6.68 per share or (ii) the "Variable Conversion Price," defined as the average of the three (3) lowest Closing Bid Prices per share of Common Stock during the Lookback Period (as herein defined) (subject to equitable adjustment for any stock splits, stock dividends, reclassifications or similar events during the Lookback Period), subject to adjustment as provided herein. For purposes hereof, the "Lookback Period" shall mean the period of 20 consecutive trading days ending on the trading day immediately preceding the Conversion Date; provided, however, that in the event the average Closing Bid Price of the Common Stock during the period of five consecutive trading days ending on the date 180 days after August 29, 1997 is less than $5.1375 per share, the Lookback Period shall be the period of 30 consecutive trading days ending on the trading day immediately preceding the Conversion Date. The terms of the Series B Preferred Stock do not provide for any limit on the number of shares of Common Stock which the Company may be required to issue in respect thereof except for the limitations described in the following paragraph relating to the Company's listing on the Nasdaq National Market. The Conversion Price is at all times also subject to adjustment for customary anti-dilution events such as stock splits, stock dividends, reorganizations and certain mergers affecting the Common Stock, as well as by any announcement of a tender offer, by a distribution, and by issuance of securities with a discounted variable conversion price. In addition, upon a merger or consolidation, holders shall have the option of receiving 125% of the face amount of the Series B Preferred Stock. The holders shall also participate in any purchase rights given to holders of Common Shares. On August 29, 2000, all of the then outstanding shares of Series B Stock will be automatically converted into shares of Common Stock at the then-applicable Conversion Price. Notwithstanding the foregoing, no holder of Series B Preferred Stock will be entitled to convert any shares of Series B Preferred Stock into shares of Common Stock if, following such conversion, the holder and its affiliates (within the meaning of the Securities Exchange Act of 1934) will be the beneficial owners (as defined in Rule 13d-3 thereunder) of more than 9.9% of the outstanding shares of Common Stock, without the approval of the Board of Directors and a majority of the outstanding common shares, unless this provision is waived by a majority of the holders.

     Unless the approval sought hereby is received, the Company, pursuant to its listing obligation with the Nasdaq National Market, will be permitted to issue only up to approximately 1,995,532 shares of Common Stock upon conversion of shares of Series B Preferred Stock (including shares of Series B Preferred Stock issuable in payment of dividends, if any, or other payments). If the approval sought hereby is not granted by stockholders or if such approval is not for any reason received by December 26, 1997, and thereafter insufficient shares are available due to this limitation to allow conversion of the outstanding Series B Preferred Stock plus a 75% reserve, the Company will be obligated to redeem, at a 25% premium, a sufficient number of shares of Series B Preferred Stock which, in its reasonable judgment, will permit conversion of the remaining shares of Series B Preferred Stock without breaching any obligation of the Company under the Company's listing agreement with the Nasdaq National Market and, upon issuance of all such 1,995,532 shares of Common Stock, the Company will be required upon subsequent conversion of shares of Series B Preferred Stock to redeem such shares for cash at the Special Redemption Price (as defined below). Any delay in payment will cause such redemption amount to accrue interest at the prime rate (as provided by the Wall Street Journal) plus 5%, (or if lower, the highest rate permitted by law) until paid. See "--Nasdaq Listing Obligation" and "--Consequences if Stockholder Approval Not Obtained."

     The Company has agreed to cause to be registered the shares of Common Stock issuable upon conversion of the Series B Preferred Stock, including shares payable as dividends, if any, thereon, for resale under the Securities Act, together with a reserve of an additional 75%, no later than November 27, 1997. Any delay in having such registration statement declared effective by the Commission beyond November 27, 1997, or any unavailability to the holders of the Series B Preferred Stock of a current prospectus after such period, will cause the Company to pay to each holder, in cash, 1% of the total purchase price of the Series B Preferred Stock for the first 30-day period of the delay (pro rated for any shorter period), and 2% of the total purchase price for each month thereafter (pro rated for any shorter period).

     Placement Agent Compensation. The Placement Agent for the 1997 Private Placement was Shoreline Pacific, the Institutional Finance Division of Financial West Group (the "Placement Agent"). In consideration for placing such securities, the Placement Agent was paid cash compensation of 5% of the gross proceeds received by the Company. Further, the Company also issued to the Placement Agent Series B Warrants to acquire an aggregate of 40,000 shares of Common Stock for a purchase price of $5.91 per share. Such Warrants are exercisable at any time through August 2002. The Company will be obligated to register the shares of Common Stock issuable upon exercise and conversion of the Series B Warrants for resale under the Securities Act. The Placement Agent will retain its compensation whether or not the stockholder approval sought hereby is obtained.

Nasdaq Listing Obligation

     The Company has entered into a listing agreement with Nasdaq regarding the quotation of the Common Stock on the Nasdaq National Market. Among other things, the listing agreement obligates the Company to comply with certain "non-quantitative designation criteria" promulgated by Nasdaq. These criteria include the requirement that, with certain exceptions, issuers quoted on the Nasdaq National Market obtain stockholder approval of the issuance of discounted or potentially discounted Common Stock equal to 20% or more of the number of shares or voting power then issued and outstanding. Stockholder approval is also required of transactions deemed to constitute a "change in control." Although the Company does not believe that the issuances contemplated by the 1997 Private Placement Issuances constitute a "change in control" under the Nasdaq's rules, if the transactions were to be so construed, the approval sought hereby would also be effective to satisfy the stockholder vote required thereby. The Company's belief is based on the fact that no voting rights were granted to holders of the Series B Preferred Stock as such, that such holders do not have any contractual right to elect a director or otherwise influence management of the Company, and the Chairman of the Board of Directors, and the Chief Executive Officer remain unchanged.

     In order to assure continued compliance with the applicable rules of the Nasdaq National Market, the transaction documents governing the 1997 Private Placement Issuances expressly provide that no more than an aggregate of approximately 1,995,532 shares of Common Stock (slightly less than 20.0% of the shares of Common Stock outstanding on the date of the 1997 Private Placement) may be issued in connection therewith unless and until the approval sought hereby is obtained. Such outstanding share amount excludes all shares issuable in respect of outstanding options and warrants. See "Description of Capital Stock."

     By approving this proposal, stockholders will be approving the issuance by the Company of shares of Common Stock in satisfaction of its obligations under the securities issued in the 1997 Private Placement as described in this Proxy Statement. No further stockholder vote or approval related to the 1997 Private Placement Issuances will be sought or required, unless the number of shares required to retain a reserve of 75% in excess of the required amount based on ongoing conversion price changes shall exceed the number of authorized shares. If the approval sought hereby is not obtained, the Company will only be permitted to issue an aggregate of approximately 1,995,532 shares in connection with the 1997 Private Placement, and any other obligations will have to be paid in cash as described below. See "--Consequences if Stockholder Approval Not Obtained."


Consequences if Stockholder Approval Not Obtained

     If the stockholder approval sought hereby is not obtained, the Company will be prohibited under the terms of its listing agreement with Nasdaq from issuing more than an aggregate of approximately 1,995,532 shares of Common Stock in connection with the 1997 Private Placement Issuances (slightly less than 20.0% of the shares of Common Stock outstanding on the date of the 1997 Private Placement). If the approval sought hereby is not granted by stockholders or if such approval is not for any reason received by December 26, 1997, the Company may be obligated to redeem, at the Special Redemption Price (as defined below), a sufficient number of shares of Series B Preferred Stock which will permit conversion of 200% of the remaining shares of Series B Preferred Stock without breaching any obligation of the Company under the Company's listing agreement with the Nasdaq National Market. The "Special Redemption Price" means a cash payment equal to the greater of (i) the liquidation preference of $10,000 multiplied by 125% or (ii) the current value of the Common Stock, using the price per share of Common Stock, which the holders of such shares of Series B Preferred Stock would otherwise be entitled to receive upon conversion. Such redemption must be completed within five business days of the event which required such redemption. Any delay in payment will cause such redemption amount to accrue interest at the rate of 1% per month during the first 30 days, pro rated daily (2% monthly, pro rated daily, thereafter).

     Under the terms of the Preferred Stock Investment Agreement, the amount of cash which the Company would be required to return in the event of stockholder disapproval will depend on the per share market price history of the Common Stock on the date such payment must be made. After the Company redeemed $3,050,000 of the face amount of the Series B Preferred Stock from the proceeds from the exclusive vascular and cardiovascular field license of the patents acquired, and assuming a Variable Conversion Price of $4.2083 per share (the lowest three day average closing bid price during the 20 day Look-Back period ending on November 3, 1997), a $4.375 per share market price, and completion of the redemption by January 2, 1997, the Company would be required to pay approximately $10,938,000 (including a premium of 25%, or approximately $2,188,000). Because of the manner in which the conversion price is determined under the Series B Preferred Stock Investment Agreement, the number of shares of Common Stock issuable upon conversion of the Series B Preferred Stock will generally increase if the market price of the Common Stock decreases. Accordingly, if the market price of the Common Stock decreases significantly, the number of shares of Series B Preferred Stock which could not be converted into Common Stock would increase and the amount of cash that the Company would be required to pay to holders of the Series B Preferred Stock would increase. The Company has not established a reserve of cash and marketable securities to satisfy this obligation, and there can be no assurance that the Company will have available the cash resources to satisfy future obligations which might arise depending on the future market price of the Common Stock, if stockholder approval of this proposal is not obtained, or that such payments would not have a material adverse effect on the Company's financial position or ability to execute its growth plans.

Effects of 1997 Private Placement Issuances on Holders of Common Stock

     Although the holders of the Series B Preferred Stock have voting rights only under the limited circumstances required by Delaware corporate law and are not entitled to receive any dividends unless dividends are concurrently paid on the Common Stock, there is no limit on the number of shares which the holders of the Series B Preferred Stock would be entitled to receive upon the conversions thereof, subject to the approval of the Company's shareholders of the issuance of more than 1,995,532 shares of Common Stock in connection with such conversions. In addition, in the event of a liquidation of the Company, the holders of the Series B Preferred Stock would be entitled to receive distributions in preference to the holders of the Common Stock.

     As noted in the above discussion captioned "-Possible Disadvantages of Approving the Proposal," the exact number of shares issuable upon full consummation of the 1997 Private Placement Issuances cannot currently be estimated and the current holders of Common Stock will be diluted in their percent of ownership of the Company by the 1997 Private Placement Issuances and may be substantially diluted depending on the market price of the Common Stock during such period, and the conversion formulas applicable to the Series B Preferred Stock at the time of conversion. The dilution of earnings per share, if any, will be determined by both the increase in the number of shares and earnings associated with the patents acquired.

     The following table illustrates the effect of various Conversion Prices, assuming (i) all Series B Preferred Stock was converted at the same time at these prices and (ii) the Company's shareholders approve the 1997 Private Placement Issuance and the Charter Amendment:


       Assumed                 Number of              As Percent of Common
      Conversion              Conversion               Shares Outstanding
       Price(1)             Shares Issuable            After Conversion(2)

        $1.00                 12,950,000                      56.5%
        $2.00                  6,475,000                      39.3%
        $3.00                  4,316,667                      30.2%
        $4.00                  3,237,500                      24.5%
        $5.00                  2,590,000                      20.6%
        $6.00                  2,158,333                      17.8%
        $6.68                  1,938,622                      16.3%
      (maximum
     Conversion
        Price)

                  (1) Such Conversion Price is based on the lesser of $6.68 per share or the Variable Conversion Price, as defined in "Summary of Transaction Terms-Series B Preferred Placement".

                  (2) Assumes that the aggregate number of shares outstanding at the time of conversion equals the 9,984,672 shares of Common Stock outstanding on November 3, 1997 plus the number of Conversion Shares issuable.

     Under applicable Delaware law and the Company's Certificate of Incorporation, the Company's Board of Directors has the authority, without further action by the stockholders, to issue additional shares of preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions granted to or imposed upon any series of unissued preferred stock and to fix the number of shares constituting any series and the designation of such series, without any further vote or action by the stockholders. The issuance of additional shares of preferred stock, and shares of Common Stock into which such preferred stock may be converted, may, among other things, have the effect of delaying, deferring or preventing a change in control of the Company, discouraging tender offers for the Company and inhibiting certain equity issuances until substantially all such shares of preferred stock are converted or redeemed. The Company currently has no plans to designate and/or issue any additional shares of preferred stock, except those pursuant to the Series B Preferred Stock Warrants and as dividends on shares of Series B Preferred Stock.

Board of Directors Approval

     As indicated in the Company's prior reports, the Board of Directors has recognized for some time that the purchase of the IBM patents required that additional capital be raised. The Board of Directors discussed this need for capital at two 1997 board meetings and authorized management to acquire the capital through this proposed private placement of convertible preferred stock. The Board considered the benefits and risks of raising equity based on future market prices relative to other available alternatives and concluded that the 1997 Private Placement Issuances were in the best interest of the Company and should be pursued. See "--Use of Proceeds."

Use of Proceeds

     The Company estimates that the aggregate net proceeds received by it from the issuance of shares Series B Preferred Stock in the 1997 Private Placement was approximately $15.0 million (after cash fees to the Placement Agent and estimated transaction expenses). The Company used substantially all of such funds to finance the purchase of the IBM Patents.

Interests of Certain Persons

     To the Company's knowledge, prior to the 1997 Private Placement none of the investors therein was a director, executive officer or 5% stockholder of the Company or an affiliate of any such person or entity.

No Appraisal or Dissenters' Rights; No Preemptive Rights

     Under applicable Delaware law, stockholders are not entitled to any statutory dissenters' rights or appraisal of their shares of Common Stock in connection with the 1997 Private Placement or the 1997 Private Placement Issuances. Existing stockholders have no preemptive rights in respect of any of the securities to be issued in the 1997 Private Placement Issuances or any other securities issuances by the Company.

Certain Voting and Market Standoff Undertakings

     The CEO and the CFO have agreed with the holders of the Series B Preferred Stock to vote all shares of Common Stock over which they exercise voting authority in favor of this Proposal No. 1. As of the date of this Proxy Statement, the Company has been advised that such undertakings cover an aggregate of approximately 427,200 shares, representing approximately 4.3% of the shares outstanding on the record date for the Special Meeting.

     Separately, the CEO has agreed for the 18-month period following August 29, 1997, not to sell, transfer or assign more than the lesser of 15% or 125,000 shares of the Common Stock owned by such stockholder as of such date without the prior consent of the holders of the Series B Preferred Stock. See "--Certain Voting and Market Standoff Undertakings."

Vote Required

          Stockholder approval of the 1997 Private Placement Issuances requires the affirmative vote of the holders of a majority of the shares of Common Stock entitled to vote thereon present in person or by proxy at the Special Meeting. The Company's Board of Directors unanimously recommends that stockholders vote FOR the 1997 Private Placement Issuances. The directors and officers of the Corporation intend to vote their shares in favor of this Proposal.



                                 PROPOSAL NO. 2:
                  APPROVAL OF AN AMENDMENT TO THE CORPORATION'S
             CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF
                        AUTHORIZED SHARES OF COMMON STOCK

General

     The Board of Directors has unanimously adopted a resolution to submit to shareholders a proposal to amend the first paragraph of Article IV of the Corporation's Certificate of Incorporation to increase the number of shares of Common Stock which the Corporation is authorized to issue from 20,000,000 to 40,000,000. The Board of Directors determined that such an amendment is advisable and directed that the proposed amendment be considered by the Corporation's stockholders at the Special Meeting.

     The full text of Section 1(a) of Article IV of the Corporation's Certificate of Incorporation, if amended as proposed, would read as follows:

         (a) Common Stock. The aggregate number of shares of Common Stock which the corporation shall have authority to issue is 40,000,000, each with a par value of $.001 per share.

     The Charter Amendment will not increase the number of shares of preferred stock authorized. The relative rights and limitations of the Common Stock and preferred stock would remain unchanged under the Charter Amendment. However, because shareholders have no preemptive rights to purchase any additional shares of Common Stock which may be issued, the issuance of additional shares would likely reduce the percentage interest of current shareholders in the total outstanding shares. The terms of the additional shares of Common Stock will be identical to those of the currently outstanding Common Stock.

Purposes  and  Effects of  Increasing  the Number of Authorized Shares of Common
Stock

     The proposed Charter Amendment would increase the number of shares of Common Stock which the Corporation is authorized to issue from 20,000,000 to 40,000,000. The additional 20,000,000 shares, if and when issued, would have the same rights and privileges as the shares of Common Stock presently issued and outstanding. The holders of Common Stock are not entitled to preemptive rights or cumulative voting.

     The Board of Directors recommends the proposed increase in the authorized number of shares of Common Stock to ensure that an adequate supply of authorized and unissued shares are available for (i) additional issuances under the Corporation's employee benefit plans, (ii) the raising of additional capital for the operations of the Corporation, (iii) the financing of the acquisition of other businesses, (iv) the payment of contingent obligations for stock or (v) conversion of the Corporation's equity securities described above. Except as described above, there are currently no plans or arrangements relating to the issuance of any of the additional shares of Common Stock proposed to be authorized and such shares would be available for issuance without further action by stockholders, unless required by the Corporation's Certificate of Incorporation, its Bylaws or applicable law.

     The increase in the number of authorized shares of Common Stock has not been proposed for any anti-takeover purpose and the Board of Directors and members of management of the Corporation have no knowledge of any current effort to obtain control of the Corporation or to accumulate large amounts of its Common Stock. However, the availability of additional shares of Common Stock could make any attempt to gain control of the Corporation or of the Board of Directors more difficult. Shares of authorized but unissued Common Stock could be issued in an effort to dilute the stock ownership and voting power of any person or entity desiring to acquire control of the Corporation, which might have the effect of discouraging or making less likely such a change of control. Such shares could also be issued to other persons or entities who support the Board of Directors in opposing a takeover attempt that the Board of Directors has deemed not to be in the best interests of the Corporation and its stockholders.

     On October 17, 1997, the Corporation had 9,984,672 shares of Common Stock issued and outstanding. In addition, an aggregate of approximately 5,791,342 shares of Common Stock were reserved for issuance by the Corporation, including shares reserved for issuance (i) upon exercise of options granted and available for grant under the Corporation's employee and director stock option plans, (ii) upon exercise of warrants issued in connection with previous financing arrangements of the Corporation in 1996 and 1997, (iii) upon conversion of the issued and outstanding Series B Preferred Stock discussed in Proposal No. 1, as currently limited pending shareholder approval of Proposal No. 1, and the associated warrants and (iv) that are contingently issuable in connection with all transactions the Corporation has consummated through the date hereof. The total does not include an indeterminate number of shares that may be issuable to Florida Laser Partners as royalties payable beginning on March 11, 2002 or after all shares contingently issuable to the former shareholders and former optionholders of LaserSight Centers have been issued, whichever first occurs (as previously reported).

     If all such options and warrants were exercised and all outstanding shares of Series B Preferred Stock were converted under the current Rule 4460(i) limits, the Corporation would have an aggregate of approximately 15,776,014 shares of Common Stock issued and outstanding. (This number excludes the 343,300 shares that are contingently issuable to the CEO as an earnout from the 1995 sale of The Farris Group to the Company, as the CEO has agreed to renounce his shares should Proposal No. 2 not be approved.) In addition, as described in Proposal No. 1, the Corporation's Series B Preferred are convertible into additional shares of Common Stock should the shareholders approve Proposal No.
1. The Corporation is obligated to reserve 175% of the remaining portion of the $16 million face amount of the Series B Preferred Stock, divided by the Variable Conversion Price. The Company voluntarily redeemed the face amount of the Series B Preferred Stock by $3,050,000 on October 28, 1997, and thus reduced the face amount of the Series B Preferred Stock to $12,950,000. After that reduction, assuming the Variable Conversion Price is $4.2083 per share, the number of shares then required to be reserved, in addition to the 1,995,532 shares which are reserved prior to the approval of Proposal No. 1, would be 3,389,617, creating a total of 19,165,631 issued and reserved shares and leaving 834,369 authorized common shares.

The following table summarizes this analysis:

         Authorized Shares                                                                                20,000,000
         Issued and Outstanding as of November 3                                         9,984,672
         Reserved for Issuance:
              (i) Options                                                 1,510,150
              (ii) Warrants-Previous Financings                             567,509
              (iii) Series B Conversion, Nasdaq Limit                     1,995,532
                  Series B-Related Warrants                                 790,000
              (iv) Contingently Issuable Shares                             928,150
                                                                         ----------
                           Total Reserved                                                5,791,342
                                                                                         ---------

         Total Shares Issued and Reserved                                                               (15,776,014)

         Additional  Reserved Shares Upon  Shareholder  Approval at a
         Variable Conversion Price of $4.2083                                                            (3,389,617)
                                                                                                         -----------

         Total Shares Available                                                                              834,369
                                                                                                         ===========



          To elaborate, on August 29, 1997, the Corporation issued and sold the Series B Preferred Stock for an aggregate purchase price of $16.0 million. The Series B Preferred Stock is convertible into the number of shares of Common Stock determined by dividing (i) the sum of $10,000 stated value per share of Series B Preferred Stock plus all unpaid dividends accrued and deemed to have accrued, if any, with respect to such shares of Preferred Stock through the last dividend payment date preceding the conversion by the lesser of (x) the Variable Conversion Price or (y) $6.68 per share. The Series B Preferred Stock provides for a dividend at the rate of any dividend declared on the Corporation's Common Stock. The Preferred Stock became convertible into Common Stock on August 29, 1997 and remains convertible until August 29, 2000. Pursuant to agreements entered into in connection with the issuance and sale of the Series B Preferred Stock, the Corporation has reserved 1,995,532 shares of Common Stock for issuance upon conversion of, or payable as dividends on account of, the Preferred Stock. If Proposal No. 1 is approved, and the Preferred Stock is converted to Common Stock at the current Variable Conversion Rate, the Corporation will be required to issue more shares of Common Stock upon conversion and than it has currently reserved for this purpose. The Corporation cannot determine the ultimate number of shares which will be issued upon conversion or as dividends on the new Preferred Stock. If the proposed increase in the authorized number of shares of Common Stock is approved by the stockholders, the Corporation will be required to have reserved, at all times, 175% of the number of shares of Common Stock then issuable upon conversion of, or payable as dividends on account of, the Series B Preferred Stock. Should insufficient shares be reserved, the Corporation shall then be required to put on reserve 200% of the number of shares of Common Stock then issuable upon conversion of, or payable as dividends on account of, the Preferred Stock.

          In evaluating the proposed Charter Amendment, stockholders should consider the effect of certain other provisions of the Corporation's Certificate of Incorporation and Bylaws that may have anti-takeover consequences. These provisions include (a) the authorization of 10,000,000 shares of Preferred Stock, the terms of which may be fixed by the Board of Directors without further action by the Corporation's stockholders, (b) a provision that standing Directors may be removed only by a majority vote of stockholders entitled to vote, (c) a limitation on the ability of the Corporation's stockholders to call special stockholder meetings, and (d) a provision that vacancies in, and newly created directorships resulting from an increase in the authorized number of directors on, the Board of Directors may be filled by a majority of the remaining Directors.

Vote Required, Effective Date of Proposed Amendment and Recommendation of the Board

          If the proposed Charter Amendment is adopted by a vote of the majority of the outstanding shares of Common Stock, such Amendment will become effective upon the filing by the Corporation of a Certificate of Amendment to the Corporation's Certificate of Incorporation with the Secretary of the State of Delaware, which is expected to be accomplished as soon as practicable after stockholder approval is obtained. The Company's Board of Directors unanimously recommends that stockholders vote FOR the proposed Charter Amendment. The directors and officers of the Corporation intend to vote their shares in favor of this Proposal.


                RELATIONSHIP OF PROPOSAL No. 1 AND PROPOSAL No. 2

          Proposal No. 1 and Proposal No. 2 are separate proposals; the adoption of one is not conditioned upon the shareholders' approval of the other. However, if Proposal No.1 is approved, and Proposal No. 2 is not approved, the Corporation's authorized shares not already committed for future issuance would equal 834,369. This share number is based upon the closing bid prices of the Common Stock price between October 6, and October 31, 1997 and includes the redemption of $3,050,000 face amount of the Series B Preferred on October 28, 1997 and assumes that the CEO renounces his 343,300 contingent shares if Proposal No. 2 is not approved. The Company could also choose to suspend option grants to its employees and directors, for which 489,000 shares are presently reserved. If the Company took such action, the remaining authorized but unissued and unreserved stock would then be 1,323,369. There can be no assurances that sufficient authorized shares will remain should the market price of the Company's Common Stock decrease significantly in the future.

                                 PROPOSAL NO. 3:
                    ADJOURNMENT OF SPECIAL MEETING, IF NEEDED
                          TO SOLICIT ADDITIONAL PROXIES

          If a quorum is not obtained or if fewer shares are likely to be voted to approve the 1997 Private Placement Issuance or the Charter Amendment than the number required for approval, the Special Meeting may be adjourned for the purpose of obtaining additional proxies or votes or for any other purposes, and, at any subsequent reconvening of the Special Meeting, all proxies will be voted in the same manner as such proxies would have been voted at the original convening of the meeting (except for any proxies which have theretofore effectively been revoked or withdrawn), notwithstanding that they may have been effectively voted on the same or any other matter prior to the adjournment.

          If  there  are not  sufficient  votes  to  approve  the  1997  Private
Placement Issuance or the Charter Amendment at the Special Meeting, such proposals could not be approved unless the Special Meeting were adjourned to permit further solicitation of proxies from the Company's stockholders. Proxies that are being solicited by the Board grant the discretionary authority to vote for any such adjournment. If it is necessary to adjourn the Special Meeting, no notice of the time and place of the adjourned meeting is required to be given to the Company's stockholders other than the announcement of such time and place at the Special Meeting. The affirmative vote of at least a majority of the Common Stock present or represented, in person or by proxy, and voting at the Special Meeting is required to approve such adjournment, whether or not a quorum is present at the Special Meeting. An adjournment of the Special Meeting may be necessary because the limited time between the mailing of the Proxy Statement and the Special Meeting may result in the lack of a quorum at the Special Meeting. To obtain the requisite vote, it may be necessary to adjourn the Special Meeting to solicit additional proxies.

          If the Special Meeting is postponed or adjourned, at any subsequent reconvening of the Special Meeting, all proxies will be voted in the same manner as such proxies would have been voted at the original convening of the Special Meeting (except for any proxies that have theretofore effectively been revoked or withdrawn).

          The  Company's   Board  of  Directors   unanimously   recommends  that
stockholders vote FOR Proposal No. 3.

           SECURITY OWNERSHIP OF MANAGEMENT AND PRINCIPAL STOCKHOLDERS

          The following table sets forth certain information regarding the beneficial ownership of Common Stock as of September 30, 1997 by (i) each person known to the Company to beneficially own 5% or more of the Common Stock, (ii) each Director, and (iii) all officers and directors of the Company as a group. The number of shares of Common Stock shown as owned below assumes the exercise of all currently exercisable options and conversion of all convertible securities held by the applicable person or group, and the percentages shown assume the exercise of such options, the conversion of such convertible securities, and assume that no options or convertible securities held by others are exercised or converted, as the case may be. Unless otherwise indicated below, the persons named below have sole voting and investment power with respect to the number of shares set forth opposite their respective names. For purposes of the following table, each person's "beneficial ownership" of the Common Stock has been determined in accordance with the rules of the Securities and Exchange Commission.


                                                                   Number of            Percentage
                                                                   Shares of            of Common
Name of Individual or Group          Position Held                 Common Stock         Stock Owned
---------------------------          -------------------           --------------      --------------

Francis E. O'Donnell, Jr., M.D.      Chairman of the Board;        500,261 (1)(2)         4.8
                                     Director
Michael R. Farris                    President and Chief           447,200 (2)            4.3
                                     Executive Officer; Director
J. Richard Crowley                   Director; Chief Operating      45,000 (2)             *
                                     Officer, LaserSight
                                     Technologies, Inc.
Richard C. Lutzy                     Director                       15,000 (2)             *
Thomas Quinn                         Director                       25,000 (2)             *
David T. Pieroni                     Director                      102,500 (2)             *
Richard Stensrud                     Chief Operating Officer        45,110 (2)             *
Gregory L. Wilson                    Chief Financial Officer        25,000 (2)             *

All directors and executive officers
  as a group (8 persons)                                         1,205,071 (2)           11.6

Frederic Kremer, M.D.                                              535,515                5.4
  200 Mall Boulevard
  King of Prussia, PA 19406

Stark International and
Shepherd Investments International, Ltd. (3)
 c/o Staro Asset Management, L.L.C.                              1,372,766 (4)           12.1
 1500 West Market Street
 Mequon, WI 53092

CC Investments, LDC                                                857,979 (5)            7.9
 Corporate Centre, West Bay Road
 P.O. Box 31106 SMB
 Grand Cayman, Cayman Islands


**
---------------------------------
*    Less than 1%.

** Excludes Societe Generale, which holds Series B Preferred Stock and warrants which are convertible into or exercisable for 514,787 shares of Common Stock or 4.9% of the shares that would be outstanding after giving effect to such exercise and conversion. Should Proposal No. 1 be approved, the number of such shares so issuable would increase to 718,051 shares of Common Stock or 6.7%, after giving effect to such issuance.

(1) Includes 357,983 shares held by Irrevocable Trust No. 7 for the benefit of Francis E. O'Donnell, Jr., M.D., of which Trust Ms. Kathleen M. O'Donnell is trustee (the "O'Donnell Irrevocable Trust No. 7") and 22,778 shares held by Francis E. O'Donnell, Jr. Descendants Trust, of which Trust Ms. O'Donnell is trustee (the "Descendant's Trust"). Ms. O'Donnell is Dr. O'Donnell's sister. Dr. O'Donnell disclaims beneficial ownership of these shares.

(2) Includes options to acquire shares of Common Stock exercisable on or before November 17, 1997, as follows: Dr. Francis E. O'Donnell, Jr. (91,000); Michael Farris (35,000); J. Richard Crowley (45,000); Richard C. Lutzy (15,000); Thomas Quinn (25,000); David T. Pieroni (100,000); Richard Stensrud (45,000); Gregory L. Wilson (10,000); and all officers and directors as a group (366,000).

(3) According to a Schedule 13D filed by Michael A. Roth and Brian J. Stark on October 1, 1997, such shares may be deemed to be beneficially owned by Messrs. Roth and Stark, who are Investment Fund Managers for Staro Asset Management, L.L.C., Stark & Roth, Inc., and Staro Partners. The business address of Messrs. Roth and Stark is the same as that of Staro Asset Management, L.L.C.

(4) Includes 997,766 shares of Common Stock issuable upon conversion of 420 shares of Series B Preferred Stock, based on the current 1,995,532 share limit described in this Proxy statement, and 375,000 warrants to acquire shares of Common Stock exercisable on or before November 17, 1997. Should Proposal No. 1 be approved, the 1,995,532 share limitation would be removed, and an assumed Conversion Price of $4.2083, based on the estimates discussed above under caption "-Introduction," a total of 3,077,227 shares of Common Stock would be issuable upon conversion of all Series B Preferred Stock, and Stark International and Shepherd Investments International, Ltd. would potentially receive 1,539,802 shares of Common Stock. Together with the 375,000 shares issuable upon the exercise of warrants they would hold 1,914,802 shares or 16.1% of the common shares then outstanding, after giving effect to such issuance. See "Proposal No. 1- Effects of 1997 Private Placement Issuances on Holders of Common Stock."

(5) Includes 623,604 shares of Common Stock issuable upon conversion of 262 shares of Series B Preferred Stock, based on the current 1,995,532 share limit described in this Proxy statement, and 234,375 warrants to acquire shares of Common Stock exercisable on or before November 17, 1997. Should Proposal No. 1 be approved, the 1,995,532 share limitation would be removed, and an assumed Conversion Price of $4.2083, based on the estimates discussed above under caption "-Introduction," a total of 3,077,227 shares of Common Stock would be issuable upon conversion of all Series B Preferred Stock, and CC Investments would potentially receive 857,979 shares of Common Stock. Together with the 234,375 shares issuable upon the exercise of warrants C. C. Investments would hold 1,194,375 shares or 10.7% of the common shares then outstanding, after giving effect to such issuance. See "Proposal No. 1- Effects of 1997 Private Placement Issuances on Holders of Common Stock."

                            DESCRIPTION OF SECURITIES

     The following description of the Company's capital stock is not complete and is subject in all respects to the Delaware General Corporation Law (the "DGCL") and to the provisions of the Company's Certificate of Incorporation, as amended (the "Existing Charter"), and By-Laws.

     The authorized capital stock of the Company consists of 20,000,000 shares of Common Stock and 10,000,000 shares of preferred stock, $.001 par value, issuable in series. As of November 3, 1997, 9,984,672 shares of Common Stock were outstanding (not including outstanding options to acquire Common Stock or any shares of Common Stock issuable upon the conversion or exchange of outstanding preferred stock). As of November 3, 1997, the only shares of preferred stock outstanding were 1,295 shares of the Series B Convertible Participating Preferred Stock (the "Series B Preferred"). Of the original 1,600 shares, 305 were redeemed at the option of the Company on October 28, 1997.

Common Stock

     Holders of Common Stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders and do not have cumulative voting rights. Accordingly, holders of a majority of the shares of Common Stock entitled to vote in any election of directors may elect all of the directors standing for election. Holders of Common Stock are entitled to share pro rata in such dividends and other distributions, if any, as may be declared by the Board of Directors out of funds legally available therefor, subject to any prior rights accruing to any holders of preferred stock. Upon the liquidation or dissolution of the Company, the holders of Common Stock are entitled to share proportionally in all assets available for distribution to such holders. Holders of Common Stock have no preemptive, redemption or conversion rights. The outstanding shares of Common Stock issued are fully paid and nonassessable.

     The transfer agent and registrar for the Common Stock is American Stock Transfer & Trust Company.

Preferred Stock

     The Board of Directors is authorized, subject to certain limitations prescribed by law, without further stockholder approval, to issue from time to time up to an aggregate of 10,000,000 shares of preferred stock in one or more series and to fix or alter the designations, preferences, rights and any qualifications, limitations or restrictions of the shares of each such series, including the dividend rights, dividend rates, conversion rights, voting rights, terms of redemption (including sinking fund provisions), redemption price or prices, liquidation preferences and the number of shares constituting any series or designations of such series. The rights, preferences and privileges of holders of Common Stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock which the Company may designate and issue.

Series A Convertible Preferred Stock

     On January 10, 1996, the Company issued 116 shares of Series A Convertible Preferred Stock. All of such shares have been converted into Common Stock.

Series B Convertible Participating Preferred Stock

     The terms and conditions of the Series B Convertible Participating Preferred Stock, including the rights of the holders thereof to dividends, conversions, registration rights and voting are set forth under the caption "Approval of 1997 Private Placement Issuances--Summary of Transaction Terms--Series B Convertible Participating Preferred Stock Placement."

Delaware Law and Certain Charter Provisions

     The Company is subject to the provisions of Section 203 of the DGCL. Subject to certain exceptions, Section 203 prohibits a publicly-held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the interested stockholder attained such status with the approval of the corporation's board of directors or unless the business combination is approved in a prescribed manner. A "business combination" includes mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder which is not shared pro rata with the other stockholders of the Company. Subject to certain exceptions, an "interested stockholder" is a person who, together with affiliates and associates, owns, or within three years did own, 15% or more of a corporation's voting stock.

     The DGCL provides generally that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation's certificate of incorporation or by-laws, unless a corporation's certificate of incorporation or by-laws, as the case may be, requires a greater percentage. In addition, the By-laws of the Company may, subject to the provisions of DGCL, be amended or repealed by a majority vote of the Company's Board of Directors.

     The Existing Charter contains certain provisions permitted under the DGCL relating to the liability of directors. These provisions eliminate a director's liability for monetary damages for a breach of fiduciary duty, except in certain circumstances involving certain wrongful acts, such as the breach of a director's duty of loyalty or acts or omissions which involve intentional misconduct or a knowing violation of law. The Existing Charter contains provisions indemnifying the directors and officers of the Company to the fullest extent permitted by the DGCL. The Company also has a directors' and officers' liability insurance policy which provides for indemnification of its directors and officers against certain liabilities incurred in their capacities as such. The Company believes that these provisions will assist the Company in attracting and retaining qualified individuals to serve as directors.

Warrants and Options

     In connection with the private placement of Preferred Stock on January 10, 1996, the Company issued to its placement agent, Spencer Trask Securities Incorporated ("Spencer Trask") and to an assignee of Spencer Trask, the 1996 Warrants to purchase an aggregate of 17,509 shares of Common Stock at an exercise price of $13.25 per share.
The 1996 Warrants may be exercised at any time through January 10, 1999.

     In connection with the financing of a credit facility in April 1997, the Company issued to Foothill Capital Corporation ("FCC"), the 1997 FCC Warrants to purchase an aggregate of 500,000 shares of Common Stock at an exercise price of $6.0667 per share. In addition, the 1997 FCC Warrants have certain anti-dilution features which provide for approximately 50,000 additional shares pursuant to the issuance of the Series B Preferred Stock and a corresponding reduction in the exercise price to $5.52 per share. The 1997 FCC Warrants may be exercised after March 31, 1998 and then prior to April 1, 2002.

     In connection with the 1997 Private Placement, the Company agreed to issue to the holders and the Placement Agent the Series B Warrants to purchase 750,000 and 40,000 shares, respectively, of Series B Preferred Stock at $5.91 per share. The Series B Warrants will be exercisable for a period of five years from the date of issuance for Common Stock. The Company will be obligated to register the shares of Common Stock issuable upon exercise and conversion of the Series B Warrants for resale under the Securities Act. See "Proposal No. 1: Approval of 1997 Private Placement Issuances--Summary of Transaction Terms--Placement Agent Compensation."

                              AVAILABLE INFORMATION

         The Company is subject to the informational requirements of the Exchange Act and, in accordance therewith, files periodic reports, proxy statements and other information with the Commission. A copy of the Registration Statement, including exhibits and schedules thereto, filed by the Company with the Commission, as well as other reports, proxy statements and other information filed by the Company may be inspected without charge at the office of the Commission, 450 Fifth Street, N.W., Washington, D.C., and at the following Regional Offices of the Commission: 7 World Trade Center, Suite 1300, New York, New York, and 500 West Madison Street, Suite 1400, Chicago, Illinois. Copies of such material can be obtained, upon payment of prescribed fees at the Public Reference Room of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of such site is http://www.sec.gov. Such reports, proxy statements and other information concerning the Company can also be inspected at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents filed by the Company with the Securities and Exchange Commission are incorporated by reference in this Proxy Statement:

         A. The Company's Annual Report on Form 10-K for the year ended December 31, 1996;

         B. The Company's Quarterly Report on Form 10-Q for the quarters ended March 31 and June 30, 1997;

         C. The Company's Current Reports on Form 8-K filed on February 25, March 18, March 27, April 8, April 25, July 1, July 31, August 13, September 2, September 11, September 15, and September 29, 1997; and

         D. The description of the Common Stock contained in the Company's Form 8-A/A (Amend. No. 3) filed on September 29, 1997.

     Any statement contained in a document incorporated or deemed incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Proxy Statement to the extent that a statement contained herein, or in any subsequently filed document that also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of the Proxy Statement.

     This Proxy Statement incorporates by reference documents which are not presented herein or delivered herewith. The Company will provide without charge to each person to whom a copy of this Proxy Statement is delivered, upon the written or oral request of any such persons, a copies (other than certain exhibits to such documents) of the Reports. Requests for such copies should be addressed to: Corporate Secretary, LaserSight Incorporated, 12161 Lackland Road, St. Louis, Missouri 63146, telephone: (314) 469-3220.


                              STOCKHOLDER PROPOSALS

     Proposals of stockholders which are intended to be presented by such stockholders at the Company's 1998 annual meeting of stockholders must be received by the Company no later than January 21, 1998 in order that they may be included in the Company's proxy statement relating to the 1998 annual meeting.


                                  OTHER MATTERS

     We urge you to sign, date and return the enclosed proxy in the envelope provided. No further postage is required if the envelope is mailed within the United States. If you subsequently decide to attend the Special Meeting and wish to vote your shares in person, you may do so. We will appreciate your cooperation in giving this matter your prompt attention.


                                            By Order of the Board of Directors



                                            Gregory L. Wilson
                                            Secretary

November __, 1997



                                   Appendix I


                              IBM Patents Acquired
                              --------------------

Country                     Patent/Application Number            Expiration Date       Title
-------                     -------------------------            ---------------       -----
United States               4,784,135                            11/15/05              Far Ultraviolet Surgical
                                                                                       and Dental Procedures
United States               4,925,523                            10/28/08              Enhancement of
                                                                                       Ultra-violet Light
                                                                                       Ablation and Etching
                                                                                       Organic Solids
Australia                   570,225                              11/24/99              Far Ultraviolet Surgical
                                                                                       and Dental Procedures
Australia                   598,135                              11/24/99              Far Ultraviolet Surgical
                                                                                       and Dental Procedures
Austria                     28,974                               09/06/03              Far Ultraviolet Surgical
                                                                                       and Dental Procedures
Belgium                     111,060                              09/06/03              Far Ultraviolet Surgical
                                                                                       and Dental Procedures
Brazil                      PI8306654                            12/02/98              Far Ultraviolet Surgical
                                                                                       and Dental Procedures
Canada                      1,238,690                            06/28/05              Far Ultraviolet Surgical
                                                                                       and Dental Procedures
France                      111,060                              09/06/03              Far Ultraviolet Surgical
                                                                                       and Dental Procedures
Germany                     3,373,055                            09/06/03              Far Ultraviolet Surgical
                                                                                       and Dental Procedures
Italy                       111,060                              09/06/03              Far Ultraviolet Surgical
                                                                                       and Dental Procedures
Japan                       1,838,057                            10/19/03              Far Ultraviolet Surgical
                                                                                       and Dental Procedures
Spain                       527,415                              01/01/05              Far Ultraviolet Surgical
                                                                                       and Dental Procedures
Sweden                      111,060                              09/06/03              Far Ultraviolet Surgical
                                                                                       and Dental Procedures
Switzerland                 111,060                              09/06/03              Far Ultraviolet Surgical
                                                                                       and Dental Procedures
United Kingdom              111,060                              09/06/03              Far Ultraviolet Surgical
                                                                                       and Dental Procedures
France                      365,754                              07/07/09              Enhancement of
                                                                                       Ultra-violet Light Ablation
                                                                                       and Etching Organic Solids
Germany                     68919328.9                           07/07/09              Enhancement of
                                                                                       Ultra-violet Light Ablation
                                                                                       and Etching Organic Solids
Japan                       2,502,768                            10/09/09              Enhancement of
                                                                                       Ultra-violet Light Ablation
                                                                                       and Etching Organic Solids
United Kingdom              365,754                              07/07/09              Enhancement of
                                                                                       Ultra-violet Light Ablation
                                                                                       and Etching Organic Solids

                             LASERSIGHT INCORPORATED
                                      PROXY
               SPECIAL MEETING OF STOCKHOLDERS, DECEMBER 10, 1997

   This Proxy is solicited on behalf of the Board of Directors The undersigned hereby (i) appoints Michael R. Farris, Richard L. Stensrud, and Gregory L. Wilson and each of them as Proxy holders and attorneys, with full power of substitution to appear and vote all of the shares of Common Stock of LaserSight Incorporated which the undersigned shall be entitled to vote at the Special Meeting of Stockholders of the Company, to be held on Wednesday, December 10, 1997 at 10:00 a.m., St. Louis time, and at any adjournments thereof, hereby revoking any and all proxies heretofore given and (ii) authorizes and directs said Proxy holders to vote all of the shares of Common Stock of the Company represented by this Proxy as follows. If no directions are given below, said shares will be voted "FOR" items 1, 2 and 3.

(1)  APPROVAL OF 1997 PRIVATE PLACEMENT ISSUANCES
FOR      [ ]
AGAINST  [ ]
ABSTAIN  [ ]


(2)  AUTHORIZATION OF ADDITIONAL SHARES OF COMMON STOCK
FOR      [ ]
AGAINST  [ ]
ABSTAIN  [ ]

(3)  ADJOURNMENT OF SPECIAL MEETING, IF NEEDED TO SOLICIT ADDITIONAL PROXIES
FOR      [ ]
AGAINST  [ ]
ABSTAIN  [ ]

(4) In their discretion to act on any other matters which may properly come before the Special Meeting.


PLEASE DATE, SIGN AND RETURN PROMPTLY IN THE ACCOMPANYING ENVELOPE The Board of Directors unanimously recommends that you vote FOR the above proposals.

Signature______________________________________________
Signature______________________________________________
                      (IF JOINTLY HELD)
Dated: _______________, 1997

Note:
Your signature should be exactly the same as the name imprinted herein. Persons signing as executors, administrators, trustees or in similar capacities should so indicate. For joint accounts, each joint owner must sign.